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                                                                      Exhibit 23


                               Consent of KPMG LLP

The Board of Directors
Aksys, Ltd.:



We consent to incorporation by reference in the registration statements (Nos. 333-44668 and 333-36674) on Form S-3 and (Nos. 333-64134, 333-64136 and
333-18073) on Form S-8 of Aksys, Ltd. of our report dated February 25, 2002, relating to the consolidated balance sheets of Aksys, Ltd. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and for the period from January 18, 1991 (inception) through December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Aksys, Ltd.

Chicago, Illinois
March 29, 2002